Exhibit 99.1

Sontra Medical Corporation Closes $660,000 Financing

FRANKLIN, Mass., Jan. 30, 2007 — Sontra Medical Corporation (OTC: SONT.PK) announced today that it closed a $660,000 common stock and warrant financing with Sherbrooke Partners, other accredited investors and members of Sontra’s board of directors and management. The financing was originally expected to be for $600,000; however, as a result of increased investor interest, it was increased by $60,000 to $660,000. The Company issued 6,600,000 shares of common stock for $0.10 per share and two-year warrants to purchase 1,650,000 shares of common stock at an exercise price of $0.21 per share in the financing.

Certain members of Sontra’s board of directors and management team invested a total of $120,000 in the financing, as required by the investors as a closing condition to the transaction.

The shares of common stock and the warrants offered and sold in the private placement, and the shares of common stock underlying the warrants, were not registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration. Sontra offered and sold the securities in reliance on the statutory exemption from registration in Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder. The disclosure about the private placement contained in this press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sontra, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation, a technology leader in transdermal science, has been developing a non-invasive, continuous transdermal glucose monitor (“CTGM”) for principal use in the Intensive Care Market. In addition, the Company owns a platform technology, the SonoPrep® Permeation System, and other technology for transdermal delivery of large molecule drugs and vaccines.

The common stock and warrants to purchase common stock were offered and issued solely to accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated under the Securities Act.

© 2007 Sontra Medical Corporation, SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.